EXHIBIT (5)(E)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment Agreement”), dated May 1, 2013 (the “Agreement”), is entered into by and among Teachers Insurance and Annuity Association of America (“TIAA”), a New York insurance company, TIAA Separate Account VA-1 (“VA-1”), a separate account of TIAA registered with the Securities and Exchange Commission as an investment company, Teachers Personal Investors Services, Inc. (“Assignor”) and TIAA-CREF Individual & Institutional Services, LLC (the “Assignee”).

RECITALS:

WHEREAS, the Assignor, TIAA and VA-1 have entered into a Distribution Agreement dated September 15, 1994, as subsequently amended (the “Distribution Agreement”), whereby Assignor agrees to act as distributor for VA-1’s contracts; and

WHEREAS, the Assignor has been delegating all of the rights, responsibilities and obligations under the Distribution Agreement to Assignee for some time; and

WHEREAS, Assignor desires to assign and transfer to Assignee all of its rights, responsibilities and obligations under the Distribution Agreement; and

WHEREAS, Assignee desires to accept and assume such rights, responsibilities and obligations under the Distribution Agreement; and

WHEREAS, Assignee will provide the same level, quality and quantity of services pursuant to the Distribution Agreement as currently provided to VA-1, and at the same level of compensation and using the same personnel; and

WHEREAS, each of Assignor and Assignee is a wholly-owned subsidiary of TIAA and subject to the control of TIAA;

NOW THEREFORE, in exchange for the receipt of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Assignor does hereby assign all its rights, responsibilities and obligations under the Distribution Agreement to the Assignee.

2.

The Assignee does hereby accept the assignment of the Distribution Agreement by the Assignor and agrees to assume all of Assignor’s rights, responsibilities and obligations under the Distribution Agreement.

3.	All parties hereto agree that this Assignment Agreement shall have no effect on the services provided to, or payments to be made by, VA-1 under the Distribution Agreement.

4.

All parties agree that the effect of this Assignment Agreement does not constitute an “assignment” as defined in the Investment Company Act of 1940, as amended, and as defined in the Distribution Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

ASSIGNOR:	ASSIGNEE:

TEACHERS PERSONAL INVESTORS SERVICES, INC.	TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:	By:
Name:	Name:
Title:	Title:

TIAA and VA-1, as parties to the original Distribution Agreement, each hereby consents to this assignment and assumption upon the terms set forth herein.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA		TIAA SEPARATE ACCOUNT VA-1

By:		By:
	Name:		Name:
	Title:		Title: